Exhibit 99.1

Mallinckrodt Names Dr. Marek J. Honczarenko as EVP and Chief Scientific Officer

DUBLIN, September 22, 2025 – Mallinckrodt plc today announced the appointment of Dr. Marek J. Honczarenko as Executive Vice President and Chief Scientific Officer, effective September 29, 2025. Dr. Honczarenko, currently the SVP and Head of Development at Sun Pharmaceutical Industries (“Sun Pharma”), will succeed Dr. Peter Richardson, who, as previously announced, has decided to leave the Company to pursue other interests.

At Sun Pharma, Dr. Honczarenko has responsibility for driving strategy and execution of the company’s innovative medicines pipeline across all therapeutic areas and regions, including setting the strategic direction for the research and development organization and advancing the company’s pipeline of specialty investigational medicines. Dr. Honczarenko’s record of success includes delivering approvals for several transformational immunology medicines, including AbbVie’s Skyrizi and Rinvoq, GlaxoSmithKline’s Benlysta, Nucala, and Jesduvroq, Bristol Myers Squibb’s Orencia, and recently Sun Pharma’s Leqselvi.

"We are excited to have Marek join Mallinckrodt at a time when we are poised to advance our own pipeline of specialty therapeutics,” said Siggi Olafsson, Mallinckrodt’s President and Chief Executive Officer. “With the completion in July of our merger with Endo and our plan this year to establish a branded business upon the spin-off of our generics and sterile injectables business, the timing is ideal to welcome someone of Marek’s talent, experience, and commitment to building a world-class development team. His background includes successfully launching name-brand products at some of the world’s largest and most accomplished pharmaceutical companies. We look forward to the contribution Marek will make to the continued success of Mallinckrodt.”

Dr. Honczarenko’s background includes a wide range of responsibilities and achievements during his more than 25-year career. Prior to Sun Pharma, he led specialty therapeutic clinical development globally at GlaxoSmithKline; led global immunology development at Abbvie; headed the immunoscience and fibrosis development portfolio at Bristol Myers Squibb; and led the translational immunology organization at Pfizer. Dr. Honczarenko also had leadership roles at MedImmune and Biogen.

He has also served two terms as an Industry Representative for the FDA Arthritis Advisory Committee since October 2019.

"Mallinckrodt is truly dedicated to addressing unmet therapeutic needs for our patients. I am excited to join this exceptional R&D team as we together build an outstanding R&D organization and a new pipeline of therapeutics for the ultimate benefit of the patients we serve," said Dr. Honczarenko.

A medical doctor who has been on faculty at Children’s Hospital Boston and Harvard Medical School, Dr. Honczarenko received an MD and PhD summa cum laude from Pomeranian Medical University in Poland and completed his post-graduate training at the Department of Pathology and Laboratory Medicine University of Pennsylvania.

About Mallinckrodt

Mallinckrodt is dedicated to enhancing lives by providing therapeutics that strive to address unmet patient needs, and is a world-class manufacturer of high-quality generics, sterile injectables, and active pharmaceutical ingredients.

Our company consists of multiple wholly owned subsidiaries that operate in two businesses. Our Brands business is focused on autoimmune and rare diseases in areas including endocrinology, gastroenterology, hepatology, neonatal respiratory critical care, nephrology, neurology, pulmonology, ophthalmology, orthopedics, rheumatology, and urology. Our Par Health business includes generic drugs, sterile injectables, and active pharmaceutical ingredients. To learn more, visit www.MNK-Endo.com.

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Contacts

Investors

Juan Avendano

avendano.juan@endo.com

Media
Linda Huss

Huss.linda@endo.com